Exhibit 99.2

ELECTION OF CONSIDERATION

Shareholder Name
and Address:

(INSTRUCTION: In this election form, the terms “I,” “me” and “my” refer to the record holder of shares of CNB Holdings, Inc. named above (whether or not a natural person) or, if more than one record holder, to each of them.)

I am the record holder of the total number of shares of common stock of CNB Holdings, Inc. (“CNB”) set forth below. Under the Agreement and Plan of Reorganization and Merger dated June 20, 2002, as amended (the “Plan of Merger”), between CNB and MountainBank Financial Corporation (“MFC”), I elect to receive consideration in the following form(s) for my CNB shares when CNB merges into MFC.

(INSTRUCTION: Check below the type(s) of consideration you wish to receive for your CNB shares and fill in the number of your CNB shares for which you wish to receive each type of consideration and the total number of CNB shares you own. You may elect to receive all MFC common stock, all cash, or a combination of MFC stock and cash.)

Form of Consideration	Number of Shares of CNB common stock
☐ Cash (at $13.50 per share)

☐ MFC common stock (in an amount per share of CNB common stock calculated as described in CNB’s Proxy Statement/Prospectus dated January 30, 2003

Total number of shares of CNB common stock I own

I understand that the Plan of Merger limits the aggregate amounts of MFC common stock and cash that will be issued or paid to all CNB’s shareholders, so I could receive some MFC common stock for my CNB shares even if I elect to receive only cash, or some cash even if I elect to receive only MFC common stock, or I could receive MFC common stock and cash in different proportions than I have elected.

(INSTRUCTION: After completing this election form, date and sign it below and return it in the enclosed blue envelope. You must return this election form so that MFC receives it by NO LATER THAN MARCH 7, 2003. If MFC does not receive your completed form by that date, or if you do not return a form at all, then you will be treated as having chosen to receive MFC common stock for 50% of your CNB shares and cash for your remaining CNB shares.)

Date: , 2003
(Signature)
Date: , 2003
(Signature if shares held jointly)

(INSTRUCTION: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, pleas give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)